UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Gaiam, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Gaiam, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, DECEMBER 3, 2015

To our shareholders:

We will hold the 2015 annual meeting of shareholders of Gaiam, Inc. (“we”, “us”, “our”, or “Gaiam”), a Colorado corporation, on Thursday, December 3, 2015, at 9:30 a.m. Mountain Time at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027, for the following purposes:

1.	to elect eight directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

2.	to transact such other business as may properly be brought before our annual meeting, or any adjournment(s) or postponement(s) thereof.

Our board of directors has fixed the close of business on October 16, 2015, as the record date for determining our shareholders entitled to notice of, and to vote at, our annual meeting. A complete list of our shareholders entitled to vote at our annual meeting will be available for inspection by any of our shareholders prior to our annual meeting, upon written request showing a proper purpose, during normal business hours at our Louisville, Colorado office. Only shareholders of record on the October 16, 2015 record date are entitled to notice of, and to vote at, our annual meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our shareholders primarily by the Internet. On October 23, 2015, we expect to mail our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 proxy statement and 2014 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Our shareholders are cordially invited to attend our annual meeting in person.

By Order of the Board of Directors,

October 19, 2015	John Jackson, Secretary

YOUR VOTE IS IMPORTANT

We urge you to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling (800) 690-6903, or

•	by mailing us an executed proxy card.

If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

Gaiam, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, DECEMBER 3, 2015

We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2015 annual meeting of shareholders to be held on Thursday, December 3, 2015, starting at 9:30 a.m. Mountain Time at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027, and at any adjournment(s) or postponement(s) thereof. This proxy statement, the accompanying proxy card and the Notice of Internet Availability of Proxy Materials are first being mailed or given to our shareholders on or about October 23, 2015. The address of our principal executive office is 833 West South Boulder Road, Louisville, Colorado 80027.

PURPOSE OF ANNUAL MEETING

At the annual meeting, our shareholders will be asked: (i) to elect eight directors of our company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and (ii) to transact such other business as may properly be brought before the annual meeting. Our board recommends a vote “FOR” the election of the nominees for directors of Gaiam, Inc., a Colorado corporation (“we”, “us”, “our”, “company”, or “Gaiam”), listed below.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding votes eligible to be cast by our Class A Common Stock and Class B Common Stock is necessary to constitute a quorum at the annual meeting. Only shareholders of record at the close of business on the record date, October 16, 2015, will be entitled to notice of, and to vote at, the annual meeting. As of October 16, 2015, there were 19,125,521 shares of our Class A Common Stock, par value $.0001 per share, and 5,400,000 shares of our Class B Common Stock, par value $.0001 per share, outstanding and entitled to vote. Holders of our Class A Common Stock as of the record date are entitled to one vote for each share held and holders of our Class B Common Stock as of the record date are entitled to ten votes for each share held. The holders of our Class A and Class B Common Stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes cast on any subject matter shall be the act of the shareholders, other than with respect to the election of directors as described below.

Mr. Jirka Rysavy, our Chairman, holds all 5,400,000 outstanding shares of our Class B Common Stock and 648,682 shares of our Class A Common Stock. These shares are sufficient to constitute a quorum and to elect all Gaiam directors. Mr. Rysavy has indicated that he plans to be present at the meeting and vote in favor of the director nominees identified in this proxy statement.

All shares of our common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote, although abstentions will count towards the presence of a quorum. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by: (a) filing with Gaiam a written revocation of the proxy; (b) appearing at the annual meeting and voting in person; (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on December 2, 2015 (only your latest telephone or Internet proxy is counted); or (d) submitting to Gaiam a duly executed proxy bearing a later date.

We are continuing to use the Securities and Exchange Commission’s “E-Proxy” rules and furnishing proxy materials to our shareholders primarily by the Internet. On October 23, 2015, we expect to mail or give to our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 proxy statement and 2014 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. Our annual report is not to be considered as a part of this proxy statement or as having been incorporated by reference into this proxy statement.

This proxy statement, the proxy card, voting instructions and our 2014 annual report are being made available to shareholders at www.proxyvote.com. You may also request a printed copy of this proxy statement and the proxy card or our annual report by any of the following methods: (a) telephone at (800) 579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and other employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities.

IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR IDENTIFIED BELOW (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY). IF ANY NOMINEE FOR DIRECTOR BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY OUR BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. JIRKA RYSAVY, WHO HOLDS SHARES WITH A MAJORITY OF THE VOTES, HAS INFORMED GAIAM THAT HE INTENDS TO VOTE HIS SHARES IN FAVOR OF THE DIRECTOR NOMINEES IDENTIFIED IN THIS PROXY STATEMENT.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our board of directors proposes that James Argyropoulos, Paul Sutherland, Kristin Frank, Chris Jaeb, Wendy Schoppert, Michael Zimmerman, Jirka Rysavy and Lynn Powers be elected as directors of our company, to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted “FOR” these nominees. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. If for any unforeseen reason any nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

Our business encompasses research, product sourcing, creation of media content, manufacturing, and marketing functions in a context characterized by rapidly evolving technologies, exposure to business cycles, and significant competition. Our board of directors is responsible for reviewing and assessing the appropriate skills, experience, and background sought of board of directors members in the context of our business and the then-current membership on the board of directors. This assessment of board skills, experience, and background includes numerous diverse factors, such as independence; understanding of and experience in consumer product businesses, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the board of directors with regard to these factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective board members. The board of directors reviews and assesses the relevance of and emphasis on these factors in connection with candidate searches.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the board of directors as a whole in its oversight and advice concerning our business and operations. The directors’ biographies note each director’s relevant experience, qualifications, and skills that led to the conclusion that such individual should serve as a director of our company.

•	Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a large scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•	Business Development Experience. Directors who have a background in business development and in acquisitions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “build versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control over such activities.

•	Industry and Technical Expertise. Because we are a media content provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing products, the various media categories that we develop, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

The names of our director nominees, their ages, and the years in which they began serving as directors and their positions, are set forth below. Each director serves for a one-year term.

Jirka Rysavy—age 61—Founder and Chairman. He has been Chairman since our inception and served as our full-time Chief Executive Officer from December 1998 to March 2009. Mr. Rysavy is the beneficial owner of approximately 24.7% of our outstanding shares. In 1986, Mr. Rysavy founded Corporate Express, Inc., which, under his leadership, grew to become a Fortune 500 company supplying office and computer products and services. He was its Chairman and Chief Executive Officer until 1998. Mr. Rysavy also founded and served as Chairman and Chief Executive Officer of Crystal Market, a health foods concept, which was sold in 1987 to become the concept and first Wild Oats Markets store. Mr. Rysavy was also Chairman of Real Goods Solar, Inc., an entity Gaiam founded in 1999. Mr. Rysavy resigned from the board of Real Goods Solar, Inc. in June 2013 after Gaiam sold the majority of its investment in Real Goods Solar, Inc.

The board believes that Mr. Rysavy brings to the board significant senior leadership, strategic focus, business development, sales and marketing and international experience from his past business experience in senior management roles and as a founder of several successful businesses.

Lynn Powers—age 66—Chief Executive Officer and a director. Ms. Powers has been a director since February 1996 and our Chief Executive Officer since March 2009. She served as our President from February 1996 until November 2010. From February 1996 until September 2001, she was our Chief Operating Officer, and from September 2001 until March 2009 she was our Chief Executive Officer of North American operations. From 1992 to 1996, she was Chief Executive Officer of La Scelta, an importer of natural fiber clothing products. Before that, Ms. Powers was Senior Vice President Marketing/Strategic Development and Vice President Merchandising of Miller’s Outpost, a specialty apparel retailer.

As our Chief Executive Officer and former President, the board believes that Ms. Powers brings to the board significant senior leadership, management, operational, financial, and brand management experience.

James Argyropoulos—age 71—Director since May 2002. Mr. Argyropoulos has been primarily engaged as a private investor over the last fifteen years. In 1972, Mr. Argyropoulos founded, and thereafter served as Chairman and Chief Executive Officer of, The Cherokee Group Inc., a shoe manufacturing and apparel business.

The board believes that Mr. Argyropoulos brings to the board significant senior leadership, management, financial, and brand management experience from his past business experience with The Cherokee Group and other companies.

Kristin Frank—age 49—Director since October 2013. Ms. Frank has a long career at Viacom, a global entertainment company, where she currently serves as Executive Vice President of Viacom Music and Entertainment’s Connected Content division, with general management responsibilities for MTV, VH1 and LOGO TV. In this capacity, Ms. Frank was responsible for the digital oversight of the 2015 MTV Video Music Awards, which generated 73 million views across digital media platforms. Previously, from 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital where she was instrumental to MTV’s growth to 210 million fans on Facebook. From 2005 to 2009 she served as Chief Operating Officer at LOGO TV. From 1996 to 2005 she has held multiple positions at Viacom Media Networks including serving as Senior Vice President, Multiplatform Distribution at LOGO TV as well as Regional Vice President, MTV Networks Content Distribution and Marketing Group overseeing distribution strategy for MTV, VH1, CMT, VH1 Classic, MTV 2 and Logo.

The board believes that Ms. Frank brings to the board significant experience with management, operations, branding, digital content delivery and social media.

Chris Jaeb—age 56—Director since October 2013. Since 2007, Mr. Jaeb has served as the Chief Executive Officer of Common Ground Kauai, a sustainable resource center he founded. In 2006 he co-founded, and until 2010, served as the President of Malama Kauai, a Hawaii based nonprofit organization. In 1995, Mr. Jaeb co-

founded AudioNet (previously Cameron Broadcasting Systems), an Internet-based aggregator of digital media, which changed its name to Broadcast.com prior to its initial public offering in 1998. In 1999 Broadcast.com was sold to Yahoo for $5.4 billion. In 1995 Mr. Jaeb founded eAds, the first fee per click advertising company on the Internet.

In addition to Mr. Jaeb’s entrepreneurial experience, the board believes that he brings to the board a strong understanding of Internet marketing operations and the business aspect of sustainable living.

Wendy Schoppert—age 48—Director since October 2013. From April 2005 to February 2014, Ms. Schoppert served on the Senior Executive Team of Select Comfort, the manufacturer, marketer, retailer and servicer of the Sleep Number® line of beds, where she held the positions of Executive Vice President and Chief Financial Officer, Chief Information Officer, interim Chief Marketing Officer and Senior Vice President of International and New Channel Development. Prior to joining Select Comfort, Ms. Schoppert led US Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for the bank’s asset management division. She began her career in the airline industry, serving in various financial, strategic, and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Ms. Schoppert serves on the board of Big Lots, Inc., a retailer, and Nina Hale Inc., a digital marketing agency, and she is also a member of Cornell University’s “President’s Council of Cornell Women.”

The board believes that Ms. Schoppert brings to the board vast experience in brand development and management, as well as significant senior financial leadership and expertise with the oversight of financial reporting and disclosure for public companies.

Paul Sutherland—age 60—Director since June 2012. Mr. Sutherland has worked in the investment and financial advisory business since 1975. He is founder and President of Financial & Investment Management Group, Ltd. (“FIMgroup”), a registered investment adviser that manages investment portfolios on a discretionary basis for individuals, trusts, foundations and retirement plans that he founded in 1984. As the Chief Investment Officer for FIMgroup, he has been managing values driven, sustainably oriented, global total return, growth and income investment portfolios for more than 25 years. FIMgroup is the beneficial owner of approximately 8.7% of our outstanding shares of Class A Common Stock. Mr. Sutherland served on the board of directors of the Utopia Funds, a registered investment company, between December 2005 and March 2009. Mr. Sutherland is Chairman and a founding board member of the Utopia Foundation and is author of various books including Virtues of Wealth and the AMA guide to Financial Planning. Mr. Sutherland is also owner of Spirituality and Health Media LLC, the publisher of Spirituality Physician’s Health magazine, part owner of Smartwired LLC, owner of Smart parenting revolution, which provides educational tools for parents, and educators, and Yen Yoga and Fitness LLC, the largest yoga, spinning and fitness studio in northern Michigan.

In addition to Mr. Sutherland’s significant senior leadership, global investment, business, entrepreneurial and financial experience, the board believes that he brings to the board a broad understanding of the business aspects of the sustainable health and wellbeing movement and market in which Gaiam operates.

Michael Zimmerman—age 45—Director since November 2014. Mr. Zimmerman founded Prentice Capital Management, LP, a New York-based private investment firm and our largest institutional shareholder, in May 2005 and has been its Chief Executive Officer and managing partner since its inception. From 2000 to 2005, he managed investments in the retail and consumer sector for S.A.C. Capital Management and prior to that he worked at Lazard Asset Management. Mr. Zimmerman is currently on the board of privately held It’Sugar, one of the largest specialty candy and gift retailers in the world, and privately held Marbles the brain store, a retailer specializing in brain developing toys and other products. Mr. Zimmerman previously served on the boards of publicly traded Delia’s Inc., a multi-channel retailer, and The Wet Seal, Inc., a national specialty retailer of contemporary apparel and accessory items. In his roles as founder, Chief Executive Officer and managing partner of Prentice Capital Management, Mr. Zimmerman currently is the beneficial owner of approximately 13.5% of our outstanding Class A Common Stock, over which Mr. Zimmerman and Prentice Capital Management share voting and dispositive power.

The board believes that Mr. Zimmerman brings investor/shareholder experience to the board as a result of serving as Chief Executive Officer of Prentice Capital Management, and substantial experience in investing in retail/consumer companies.

Vote Required

Directors will be elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. If no instructions are indicated on a proxy card, the shares will be voted “FOR” the election of these nominees for director. Because director nominees must receive a plurality of the votes cast at the annual meeting, a vote withheld from a particular nominee or from all nominees or abstentions will not affect the election of that nominee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES OF THE BOARD

DIRECTOR INDEPENDENCE, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Board Size and Director Independence

Our board of directors currently consists of eight members and meets regularly during the year. Our board of directors has determined that of the director nominees, Messrs. Argyropoulos, Jaeb, Sutherland and Zimmerman, and Ms. Frank and Schoppert are independent as defined by the listing standards of the NASDAQ Global Market.

Board Meetings and Board Committees

During 2014, our board held four in-person meetings and no telephonic meetings. Each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of the committees of our board of directors on which such director served during 2014 (with respect to meetings held while such director served as a director and on a committee). All seven of our directors who served as directors at the time of our 2014 annual meeting of shareholders attended our 2014 annual meeting of shareholders.

Our board of directors has standing audit and compensation committees. We have adopted written charters for both committees. These charters can be found in the investors’ section of our website at: www.gaiam.com. Our board of directors selects members for the audit and compensation committees on an annual basis.

Audit Committee. Our audit committee consists of Ms. Schoppert, Mr. Sutherland and Mr. Zimmerman, and each member of the audit committee is independent within the meaning of rules of the NASDAQ Global Market. Ms. Schoppert serves as chairperson of the audit committee and our board has determined that she is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our audit committee is responsible for the appointment, compensation and oversight of our auditor and for approval of any non-audit services provided by the auditor. Our audit committee also oversees: (a) management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices; (b) management’s establishment and maintenance of processes to assure that an adequate system of internal control over financial reporting is functioning; and (c) management’s establishment and maintenance of processes to assure our compliance with all laws, regulations and company policies relating to financial reporting. Our audit committee held two in-person meetings and three telephonic meetings during 2014.

Compensation Committee. Our compensation committee consists of Mr. Argyropoulos, Ms. Frank, Ms. Schoppert, and Mr. Sutherland. Ms. Frank serves as the chairperson of the compensation committee. None of the members of our compensation committee has at any time been an officer or employee of our company or has any interlocking relationships that are subject to disclosure under the rules of the Securities and Exchange Commission relating to compensation committees. Our compensation committee establishes compensation amounts and policies applicable to our executive officers, establishes salaries, bonuses and other compensation plans and matters for our executive officers and administers our stock option plans and employee stock purchase plan. Our compensation committee held four in-person meetings and ten telephonic meeting during 2014.

Director Nominations. We are exempt from NASDAQ Global Market rules with respect to independent director oversight over director nominations because we are a controlled company on the basis of Mr. Rysavy’s control of more than 50% of the voting power of our outstanding capital stock. In light of Mr. Rysavy’s voting control, our board of directors does not believe a nominating committee would serve a meaningful purpose. Our Bylaws set forth certain procedures that are required to be followed by shareholders in nominating persons for election to our board. Generally, written notice of a proposed nomination must be received by our corporate secretary not later than the 45th day nor earlier than the 70th day prior to the anniversary of the mailing of the preceding year’s proxy materials. As described above, our board considers a variety of factors when it selects candidates for election to the board, including business experience, skills and expertise that are complementary to those already represented on the board, familiarity and identification with our mission, values and market segments, and other relevant factors. Our board will consider qualified director candidates recommended by our shareholders. Nominations for directors are made by our full board of directors. Because we are a controlled company under the NASDAQ Global Market rules, our board has not adopted a formal policy regarding the consideration of director candidates recommended by shareholders; however, our board would not evaluate shareholder nominees differently from management or board nominees.

Compensation Committee Interlocks and Insider Participation

During 2014, our compensation committee was comprised of Mr. Argyropoulos, Ms. Frank (chairperson), Ms. Schoppert, and Mr. Sutherland. None of the members of our compensation committee has at any time been an officer or employee of our company or has any interlocking relationships that are subject to disclosure under the rules of the Securities and Exchange Commission relating to compensation committees.

Executive Sessions of the Board and Leadership Structure

Our board of directors’ non-management directors meet periodically in executive session.

Jirka Rysavy serves as a director and as our Chairman, and Lynn Powers serves as a director and as our Chief Executive Officer. As our Chairman, Mr. Rysavy is the most senior executive officer of Gaiam and he presides at meetings of our shareholders and our board of directors. The Chairman is responsible for business initiative development and oversees our affairs and business in a supervisory role. As our Chief Executive Officer, Ms. Powers is the second-most senior executive officer of Gaiam and has primary, general and active control over our affairs and business and general supervision of our officers, agents and employees. We do not have a lead independent director but, during the past year, six out of the eight members of our board of directors were considered independent and meet periodically in executive session, as described above. We also maintain an audit committee and compensation committee, each consisting of three and four independent directors, respectively. Further, as described elsewhere in this proxy statement, Mr. Rysavy controls more than 50% of the voting power of our capital stock, thereby making Gaiam a controlled company under the NASDAQ Global Market rules and, therefore, exempt from several of the corporate governance rules concerning independent director oversight over our affairs.

The product offerings and delivery channels, as well as the competitive and technology landscape, involved in our business are constantly evolving and our senior executive officers are bringing extensive knowledge in these areas to the board of directors, allowing them to effectively direct board discussions and focus board decision-making on those items most important to our overall success. Our board of directors believes that having our two most senior executive officers on our board of directors, one of which is presiding at board meetings, helps promote our overall strategic development and facilitates the efficient flow of information between management and our board of directors. Our board of directors also believes that this leadership structure optimizes Mr. Rysavy’s and Ms. Powers’ contributions to the board’s efforts. Further, as our founder and largest shareholder, Mr. Rysavy brings an important perspective to board discussions.

The board works closely with Mr. Rysavy and Ms. Powers in their regular assessment of the risks that could confront our business, whether due to competitive issues, the economy or otherwise. It is management’s responsibility to manage risk and bring to our board of directors’ attention the most material risks to us. Our board of directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us and reviews our enterprise risk management. Our board of directors regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, and legal and compliance risks. Our audit committee regularly reviews information technology security risks and risks related to internal control over financial reporting. Our compensation committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on us. In addition, the full board of directors considers risks to our reputation, reviews risks related to the sustainability of our operations, considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The full board also has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis.

DIRECTOR COMPENSATION

During 2014, we paid directors who were not employees of our company or its affiliates a fee of $5,000 for each in-person board meeting that they attended, and a fee of $2,000 for each telephonic board meeting attended. In addition, we paid non-employee directors a fee of $2,000 for in-person attendance at each committee meeting and $1,000 for each telephonic committee meeting attended. Non-chair members of each standing committee received an annual fee of $5,000 and chairpersons of each standing committee received an annual fee of $10,000. Mr. Argyropoulos and Mr. Sutherland elected to receive their 2014 compensation in shares of Gaiam Class A Common Stock, Ms. Frank and Ms. Schoppert elected to receive a portion of their 2014 compensation in shares of Gaiam Class A Common Stock and a portion in cash, and Mr. Zimmerman and Mr. Jaeb elected to receive cash compensation.

Director Compensation Table

The following table provides compensation information for the one year period ended December 31, 2014 for each non-employee member of our board of directors:

Name	Fees Earned or Paid in Cash (2)	Stock Awards (1) (2) (3)	Option Awards (4)	Total
James Argyropoulos	—	$29,006	—	$29,006
Kristin Frank	$22,500	$22,503	—	$45,003
Chris Jaeb	$15,000	—	—	$15,000
Wendy Schoppert	$34,000	$34,005	—	$68,005
Paul Sutherland	—	$55,995	—	$55,995
Michael Zimmerman	$5,000	—	—	$5,000

(1)	Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during 2014. Assumptions used in the calculation of grant date fair values of awards for the year ended December 31, 2014 are included in Note 11 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K.
(2)	Amounts in the Fees Earned or Paid in Cash and Stock Awards columns include fees for services rendered during 2014, some of which were not administratively paid or issued until 2015.
(3)	The directors received stock awards with the following fair values on the dates specified. Such awards represent 2014 compensation, in lieu of cash, for services as directors.

Name	September 30, 2014	December 31, 2014
James Argyropoulos	$15,003	$14,003
Kristin Frank	$11,003	$11,500
Wendy Schoppert	$19,003	$15,002
Paul Sutherland	$30,997	$24,998

(4)	At year end, Mr. Argyropoulos had 30,000 outstanding option awards which were all exercisable, and the aggregated grant date fair value was $183,500. No other directors had outstanding options at year end.

EXECUTIVE OFFICERS OF GAIAM

The following table sets forth the names, ages and titles of our current executive officers:

Name	Age	Position
Jirka Rysavy	61	Chairman and a Director
Lynn Powers	66	Chief Executive Officer and a Director
John Jackson	57	Vice President of Corporate Development and Secretary
Stephen J. Thomas	51	Chief Financial Officer and Vice President

Our executive officers are elected annually by our board of directors. Messrs. Rysavy, Jackson and Thomas and Ms. Powers have been employed by our company for more than the past five years. Biographical information about Mr. Rysavy and Ms. Powers is included herein under the heading “Proposal 1—Election of Directors—Nominees for Election as Directors.”

John Jackson—age 57—Mr. Jackson has served as Gaiam’s Vice President of Corporate Development since June 2006 and was appointed Secretary in March 2007. Prior to joining Gaiam, Mr. Jackson served as the Chief Executive Officer for Alliance Management, LLC, a firm that he founded in 1999 that provided strategic alliance advisory services to domestic and international middle market business concerns.

Stephen J. Thomas—age 51—Mr. Thomas became Gaiam’s Chief Financial Officer in November 2010. He previously served as Gaiam’s Chief Accounting Officer from November 2009 until November 2010 and as Gaiam’s Controller from August 2006 until November 2009. From 2005 until 2006, Mr. Thomas was Chief Financial Officer of Digitally Unique Corporation, an online retailer of consumer electronics, and from 2003 until 2005 Mr. Thomas was Controller of American Coin Merchandising, Inc., a public company acquired by Coinstar in 2004 for approximately $235 million. Mr. Thomas has held numerous financial and accounting positions throughout his career that began with Arthur Andersen LLP in 1986.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 9, 2015 for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock, (ii) each director, (iii) each executive officer named below in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. We have based our calculation of the percentage of beneficial ownership on 19,125,521 shares of our Class A Common Stock and 5,400,000 shares of our Class B Common Stock outstanding on October 9, 2015.

Title of Class of Common Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)	Percent of Class A Assuming Full Conversion of Class B Ownership (3)
Class A	Prentice Capital Management, LP (4)	2,566,323	13.42%	10.46%
	Columbia Wanger Asset Management, LLC (5)	2,216,229	11.59%	9.04%
	Royce & Associates, LLC (6)	1,914,070	10.01%	7.80%
	Financial & Investment Management Group, Ltd (7)	1,662,203	8.69%	6.78%
	Jirka Rysavy (8)	6,048,682	24.66%	24.66%
	Lynn Powers (9)	563,200	2.89%	2.27%
	John Jackson (10)	41,721	*	*
	Stephen Thomas (11)	73,000	*	*
	James Argyropoulos (12)	507,015	2.65%	2.07%
	Kristin E. Frank	7,931	*	*
	Chris Jaeb	—	—	—
	Wendy Lee Schoppert	8,564	*	*
	Paul Sutherland (7)	1,693,856	8.86%	6.91%
	Michael Zimmerman (4)	2,578,028	13.48%	10.51%
	All directors and officers as a group (10 persons)	11,521,997	46.08%	46.08%
Class B	Jirka Rysavy (8)	5,400,000	100.00%	N/A
	All directors and officers as a group (10 persons)	5,400,000	100.00%	N/A

*	Indicates less than one percent ownership.
(1)	This table is based upon information supplied by officers, directors and principal shareholders directly to us or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the Securities and Exchange Commission. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include securities convertible into, and stock options exercisable for, shares of our Class A Common Stock and restricted stock vesting within 60 days after October 9, 2015.
(2)	This column represents a beneficial owner’s percentage of ownership for a respective class of our common stock.
(3)	This column represents a beneficial owner’s percentage of ownership of our Class A Common Stock, assuming conversion of all 5,400,000 outstanding shares of our Class B Common Stock. One share of our Class B Common Stock is convertible into one share of our Class A Common Stock.
(4)	According to a report on Schedule 13D/A filed with the Securities and Exchange Commission on June 8, 2012 by Prentice Capital Management, LP and Michael Zimmerman. According to the filing, the securities consist of (a) 2,566,323 shares of our Class A Common Stock directly held by investment funds and in investment accounts managed by Prentice Capital Management, LP over which Prentice Capital Management, LP and Michael Zimmerman share voting and dispositive power; and (b) 11,705 shares of our Class A Common Stock directly held by The Michael & Holly Zimmerman Family Foundation, Inc. over which Michael Zimmerman shares voting and dispositive power. Prentice Capital Management, LP and Michael Zimmerman disclaim beneficial ownership over the securities. The address for Prentice Capital Management, LP and Mr. Zimmerman is 33 Benedict Place, 2nd Floor, Greenwich, CT 06830.

(5)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015 by Columbia Wanger Asset Management, LLC and Columbia Acorn Fund. Columbia Wanger Asset Management, LLC is an investment adviser and the securities are owned by Columbia Acorn Fund and various other investment companies and managed accounts. Columbia Wanger Asset Management, LLC disclaims beneficial ownership over the securities. Columbia Acorn Fund has sole voting and investment power over 2,100,000 shares of Class A Common Stock. The address for Columbia Wagner Asset Management, LLC and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(6)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2015. According to the filing, Royce & Associates, LLC, is an investment adviser. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(7)	According to a report on Schedule 13G filed with the Securities and Exchange Commission on January 13, 2015 by Financial & Investment Management Group, Ltd. (“FIMgroup”) and information provided by Mr. Sutherland as of October 9, 2015. The securities consist of (a) 1,652,303 shares of our Class A Common Stock beneficially owned by FIMgroup in its capacity as investment adviser to its clients other than Mr. Sutherland; (b) 5,900 shares of our Class A Common Stock directly owned by FIMgroup; (c) 4,000 shares of our Class A Common Stock directly owned by FIMgroup’s 401(k) plan for the benefit of Mr. Sutherland; (d) 10,461 shares of our Class A Common Stock directly owned by Mr. Sutherland; (e) 150 shares jointly owned by Mr. Sutherland and his son; and (f) 21,042 shares of our Class A Common stock directly owned by a trust for which Mr. Sutherland serves as the trustee. FIMgroup is an investment adviser and shares voting and dispositive power over the securities beneficially owned with its clients. Mr. Sutherland, in his capacity as an officer of FIMgroup, has shared voting and shared dispositive control over the securities beneficially owned by FIMgroup. FIMgroup and Mr. Sutherland disclaim beneficial ownership of the shares of Class A Common Stock not directly owned by them, respectively. The address for FIMgroup and Mr. Sutherland is 111 Cass St., Traverse City, MI 49684.
(8)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014. Includes 5,400,000 shares of our Class A Common Stock issuable upon conversion of shares of our Class B Common Stock.
(9)	Consist of 224,000 shares of our Class A Common Stock, 331,200 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 8,000 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after October 9, 2015.
(10)	Consist of 721 shares of our Class A Common Stock, 37,600 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 3,400 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after October 9, 2015.
(11)	Consist of 70,200 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 2,800 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after October 9, 2015.
(12)	Consist of 178,682 shares of our Class A Common Stock directly held by Mr. Argyropoulos, 303,333 shares of our Class A Common Stock directly held by Argyropoulos Investors, GP and 25,000 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Our Compensation Program and Philosophy

Our compensation program is intended to meet three principal objectives: (1) attract, reward and retain qualified, energetic officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and (3) support our corporate values by promoting internal equity and external competitiveness.

Our executive compensation program is overseen and administered by the compensation committee of our board of directors, which is comprised entirely of independent directors as determined in accordance with various NASDAQ, Securities and Exchange Commission and Internal Revenue Code rules. Our compensation committee operates under a written charter adopted by our board and is empowered to review and approve the annual compensation for our current executive officers: Mr. Rysavy, Ms. Powers, Mr. Jackson, and Mr. Thomas. A copy of the charter is available in the investors’ section of our website at: www.gaiam.com.

The principal objectives that guide our compensation committee in assessing our executive and other compensation programs include the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal considerations of fairness and affordability), competitive practices and trends, general economic conditions and regulatory requirements.

In determining the particular elements of compensation that will be used to implement our overall compensation objectives, our compensation committee takes into consideration a number of factors related to our performance, such as our earnings per share, profitability, revenue growth, and business-unit-specific operational and financial performance, as well as the competitive environment for our business. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. Our compensation committee may, when appropriate as determined on an annual basis, identify individual performance goals for executive and other officers, which goals may play a significant role in determining such officer’s incentive compensation for that year and which may be taken into consideration in setting base salary for the next year.

From time to time, our compensation committee meets with our Chairman, Jirka Rysavy, and our Chief Executive Officer, Lynn Powers, and/or other executives to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Our management makes recommendations to our compensation committee on the base salary, bonus targets and equity compensation for the executive team and other employees. Our compensation committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation.

Our compensation committee has also in the past received input from an independent compensation consultant prior to finalizing determinations on material aspects of our compensation programs, practices and packages, and it expects to do so again from time to time. In 2014, our compensation committee engaged FW Cook to review and assess our compensation programs from a competitive standpoint, comparing our programs to the programs of businesses of comparable size and market value. FW Cook reported directly to our compensation committee and did not provide any other services to us. Our compensation committee assessed the independence of FW Cook and concluded that FW Cook is independent and that its engagement of FW Cook did not raise any conflict of interest with us or any of our directors or executive officers.

Mr. Rysavy attends some of our compensation committee’s meetings, but our compensation committee also holds executive sessions not attended by any members of management or non-independent directors. Our compensation committee discusses Mr. Rysavy’s and Ms. Powers’ compensation packages with each of them, but makes decisions with respect to their compensation without them present. Our compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. Our compensation committee has delegated to the administrative committee of our board of directors, comprised of Mr. Rysavy and Ms. Powers, the authority to grant long-term incentive awards to employees at or below the level of vice president under guidelines set by our compensation committee.

Elements of Our Compensation Program

Our compensation committee believes that compensation paid to executive officers and other members of our senior management should be closely aligned with our performance on both a short-term and a long-term basis, and that such compensation should assist us in attracting and retaining talented persons who are committed to our mission and critical to our long-term success. To that end, our compensation committee believes that the compensation packages for executive officers should consist of three principal components:

•	Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Starting salary levels and increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, market value of the officer’s skill set, and relative salary differences within our company for different job levels. Consideration of the same factors, and general economic conditions, may also result in the reduction of an officer’s base salary.

•	Annual Incentive Bonus. Annual incentive bonuses are awarded in the discretion of our compensation committee and generally granted based on a percentage of each executive officer’s base salary. Our executive officers’ annual incentive bonus potentials are expected to range from approximately 30% to 100% of each executive officer’s base salary, depending upon his or her position. After the end of the year, our compensation committee reviews our business unit and overall financial performance and each executive officer’s individual performance in determining whether such executive officer should be awarded a bonus.

•	Long-Term Incentive Compensation. We may grant long-term, performance-based compensation to executive officers and other employees in the form of stock option awards granted pursuant to our 2009 Long-Term Incentive Plan.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the services they perform and for achieving short-term business objectives, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Our compensation committee believes in the importance of equity ownership for all executive officers and a broader-based segment of our work force, for purposes of economic incentive, key employee retention and alignment of employees’ interests with those of shareholders. Our compensation committee believes that both our 1999 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan provide valuable flexibility to achieve a balance between providing equity-based compensation for employees and creating and maintaining long-term shareholder value. At the time of the potential hire of an executive officer candidate, our compensation committee will make its determination regarding long-term incentive compensation awards based upon prevailing compensation levels in the market for the individual’s position. Thereafter, such determinations will be based upon the executive officer’s past and expected future contributions to our business.

Stock option grants are typically made when a new executive officer is hired, and in determining the size of stock option grants, our compensation committee bases its determinations on such subjective considerations as the individual’s position within management, experience, market value of the executive’s skill set, and historical grant amounts to similarly positioned executives of our company. Our policy is that the exercise price of an option grant shall be equal to or greater than the closing price of the Class A Common Stock on the date of grant and, accordingly, will have value only if the market price of the Class A Common Stock increases after that date. The stock options granted pursuant to both the 1999 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan generally vest at 2% per month during the 11th through 60th month after the date of grant with respect to the first option grant to an individual, and generally vest at 2% per month beginning in the first full month after the date of grant with respect to subsequent option grants.

Our compensation committee reviews our compensation program on an annual basis. In setting compensation levels for a particular executive, our compensation committee takes into consideration the proposed compensation package as a whole and each element individually, but does not apply any specific formula in doing so. While the importance of one compensation element to another may vary among executive officers, our compensation committee attempts to correlate the overall compensation package to each executive officer’s past and expected future contributions to our business. We currently do not have any employment or severance agreements with our executive officers (but see description of change-in-control policy under the heading “Potential Payments Upon Termination or Change-in-Control”).

Consideration of Say-on-Pay Vote Results

At the 2014 annual meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Our compensation committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote. Further, at the 2011 annual meeting of shareholders, an overwhelming number of our shareholders voted, on an advisory basis, for holding an advisory vote to approve named executive officer compensation every three years. Accordingly, our board of directors has determined that Gaiam will hold the next advisory vote to approve named executive officer compensation at our 2017 annual meeting of shareholders.

Risk Assessments

With respect to risk related to compensation matters, our compensation committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Our executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall business unit and corporate performance. A portion of compensation provided to the executive officers has in the past been in the form of stock options that are important to help further align executives’ interests with those of our shareholders. Our compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of the stock options fluctuate with our stock price and do not represent significant downward/upward risk and reward.

Summary Compensation Table

The following table includes information concerning compensation for each of the last three years for our named executive officers.

Name and Principal Position	Year	Salary (4)	Bonus (4)	Option Awards (5)	All Other Compensation (6)	Total
Jirka Rysavy (1)	2014	$95,788	—	—	—	$114,423
Chairman and Director	2013	$401,762	$300,000	—	—	$701,762
	2012	$60,000	—	—	—	$60,000
Lynn Powers (2)	2014	$443,461	$148,500	$147,559	$1,500	$755,444
Chief Executive Officer	2013	$415,300	$500,000	—	$1,500	$916,800
and Director	2012	$407,890	$329,600	$78,963	$41,115	$857,568
John Jackson	2014	$311,294	$156,550	$205,648	—	$683,910
Vice President of Corporate	2013	$297,285	$200,000	$94,301	—	$591,586
Development and Secretary	2012	$291,575	$236,000	$34,217	$28,365	$590,158
Stephen J. Thomas (3)	2014	$263,763	$132,600	$82,259	—	$487,357
Chief Financial Officer and	2013	$251,904	$200,000	$150,882	—	$602,786
Vice President	2012	$239,726	$200,000	$6,009	$24,038	$469,773

(1)	The board of directors approved an annual base salary for Mr. Rysavy of $450,000 in 2014. However, he voluntarily reduced his salary rate.
(2)	Ms. Powers has served as Chief Executive Officer since March 2009 and served as President from February 1996 to November 2010.
(3)	Mr. Thomas became Chief Financial Officer in November 2010.
(4)	The Salary and Bonus columns represent amounts when earned and, because of the timing of payments, do not represent amounts paid during each presented year. The annual salary for each named executive officer as of December 31, 2014 was $450,000 for Mr. Rysavy (see footnote 1); $450,000 for Ms. Powers; $313,100 for Mr. Jackson; and $265,200 for Mr. Thomas. Further information about Mr. Rysavy’s compensation is provided below under the heading “Compensation of Mr. Rysavy.” Bonuses are generally given at the discretion of our board of directors’ compensation committee and are typically paid between February and June of the year following the year earned.
(5)	The amounts in the Option Awards column reflect the grant date fair value of new awards or modifications to existing awards. Mr. Rysavy has requested that he not be granted any options. Assumptions used in the calculation of the amounts are included in Note 11 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K.
(6)	All Other Compensation includes for 2012 the cash payout of accrued paid time off balances as of December 31, 2012 for Ms. Powers, Mr. Jackson and Mr. Thomas. It also includes $1,500 of 401(k) company match for Ms. Powers during all years presented.

Grants of Plan-Based Awards

The following table includes certain information with respect to options granted during the year ended December 31, 2014 to our executive officers named above in the Summary Compensation Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards (1)	Grant Date Fair Value of Stock and Option Awards (1)
Lynn Powers	3/11/14	200,000	$5.30	$147,559
Steve Thomas	11/4/14	20,000	$7.71	$82,259
John Jackson	11/4/14	50,000	$7.71	$205,647

(1)	The options were granted pursuant to Gaiam’s 2009 Long-Term Incentive Plan and approved by the compensation committee of the board. The exercise price per share of the options granted to Mr. Jackson and Mr. Thomas was equal to the closing price of the underlying stock on the date of the grant. The award granted to Ms. Powers was a one-year extension of a previously granted award, and the amount in the table reflects the incremental value of the extension. Assumptions used in the calculation of the amounts are included in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for 2014.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information as of December 31, 2014 with respect to unexercised options previously awarded to our executive officers named above in the Summary Compensation Table.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (1) (2)	Option Expiration Date (1) (3)
Name	Exercisable (1)	Unexercisable (1)
Lynn Powers	109,200	—	$5.30	3/31/16
	50,000	—	$5.00	11/13/15
	132,000	68,000	$5.31	5/12/21
John Jackson	15,600	4,400	$7.18	11/18/17
	2,000	23,000	$6.18	10/30/23
	1,000	49,000	$7.71	11/4/24
Stephen J. Thomas	5,000	—	$5.00	11/13/15
	5,000	—	$5.00	6/3/15
	10,000	—	$5.00	12/13/15
	18,800	1,200	$7.65	3/4/17
	15,600	4,400	$7.18	11/18/17
	3,200	36,800	$6.18	10/30/23
	400	19,600	$7.71	11/4/24

(1)	This table reflects the status of option awards granted pursuant to our 2009 and 1999 Long-Term Incentive Plans as of December 31, 2014. The options vest and become exercisable at 2% per month over the 50 months beginning either (i) in the 11th month after the date of grant, or (ii) in the first full month after the date of grant. The exercise price of the options is equal to or greater than the closing stock market price of our Class A Common Stock on the date of grant. Options granted prior to 2011 expire seven years from date of grant and options granted during 2011 and thereafter expire ten years from the date of grant.
(2)	During 2009, certain option awards originally granted prior to 2009 for Messrs. Jackson and Thomas were repriced to $5.00 per share.
(3)	In March 2012, we extended the expiration date by two years for options held by the employees in the table above. As a result of these grant modifications, the option expiration date of option awards granted (a) to Ms. Powers that were scheduled to expire on March 31, 2012, and (b) to Mr. Thomas that was scheduled to expire on December 13, 2013, were each extended by two years. In March 2014, the options scheduled to expire for Ms. Powers on March 31, 2014 were extended one additional year to March 31, 2015.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to options exercised during the year ended December 31, 2014 by any of our executive officers named above in the Summary Compensation Table.

	Option Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)
Name
Lynn Powers	90,800	$273,475
John Jackson	55,000	$129,014

(1)	All exercises of option awards during 2014 were cashless, meaning that certain shares issued upon exercise were immediately sold in order to pay the exercise price and certain tax withholding amounts. The amount listed in the Value Realized on Exercise column is the sale price less the exercise price of the option times the number of shares issued and immediately sold.

Generally Available Benefit Programs

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. On April 1, 2007, we started making matching contributions to the 401(k) Plan. As of that date, under the 401(k) Plan, all of our employees are eligible to receive matching contributions from us, and this matching contribution equals $0.50 for each dollar contributed by an employee up to a maximum annual matching benefit of $1,500 per person. The matching contribution is calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.

In 2014, our executive officers were eligible to receive the same health care coverage that is generally available to other of our employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.

Our compensation committee believes that our 401(k) Plan and the other generally available benefit programs allow us to remain competitive for employee talent, and that the availability of the benefit programs generally enhances employee productivity and loyalty to us. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or Long-Term Incentive Plan award package.

Stock Option Grant Timing Practices

During 2014, our compensation committee and our board consistently applied the following guidelines for stock option grant timing practices.

•	New Employees: stock option grants to new hires are effective on the first day of the new employee’s employment with us or upon approval by our compensation committee, and the exercise price for the options is set at the closing price of our Class A Common Stock on that date.

•	Existing Employees: stock option grants to existing employees are effective on the date that our compensation committee approves the grant, and the exercise price for the options is set at or above the closing price of our Class A Common Stock on that date.

Our directors, officers, and managers are required to sign a confidentiality agreement and, upon receiving a stock option grant, a two-year non-compete agreement commencing with the date they leave our company.

Compensation of Mr. Rysavy

The board approved annual base salary for Mr. Rysavy for 2014 was initially $412,000 and increased to $450,000. However, he has voluntarily reduced his salary rate. As a result, Mr. Rysavy received an aggregate salary of $114,423 during 2014. Mr. Rysavy served as our Chief Executive Officer until March 2009. He continues to serves as our Chairman and is our largest shareholder. Prior to 2013, at Mr. Rysavy’s request, he had not been given any bonuses or awarded any stock options in the last ten years. Our compensation committee and our board of directors strongly believe that Mr. Rysavy’s salary and overall compensation level are modest given the importance of Mr. Rysavy to our future, his previous experience and business accomplishments and the market value of his skill set as an executive.

Potential Payments Upon Termination or Change-in-Control

During 2014, our compensation committee implemented a change-in-control policy providing that in the event of a “transaction” resulting either in a change in voting control or a divestiture of the majority of our assets:

•	a transaction bonus pool will be created for our executive officers equal to 2% of, in the case of an asset sale, the sale price, or, in the case of a change in voting control, the implicit enterprise value of the Company; the maximum bonus allocated to an executive officer may not exceed 150% of such executive officer’s annual base salary;

•	50% of any unvested stock options or restricted stock units held by our executive officers will vest;

•	each executive officer will be guaranteed ongoing compensation equal to one year’s annual base salary unless such officer is terminated for “cause;” provided, however, that the right to such compensation will terminate in the event that such officer accepts employment elsewhere during the one year period; and

•	our Chief Executive Officer will be entitled to receive employee benefits for a period of one year after such transaction.

The table below summarizes the approximate maximum value of the payments and benefits to our named executive officers pursuant to the policy set forth above, assuming that a triggering event occurred on December 31, 2014:

Name	Separation Payment	Accelerated Vesting of Stock Options (1)	Benefits (2)	Transaction Bonus (3)
Jirka Rysavy	$450,000	—	—	$675,000
Lynn Powers	$450,000	$61,880	$9,274	$675,000
John Jackson	$313,100	$10,925	—	$469,500
Steve Thomas	$265,200	$17,480	—	$397,800

(1)	This amount represents the intrinsic value of the number of accelerated options based on the difference between the closing share price of our Class A common stock of $7.13 on December 31, 2014 and the exercise price of such options.
(2)	This amount represents the cost of 12 months of employee benefits for Ms. Powers, consisting of costs for health benefits and life, disability and other insurance premiums.
(3)

The amounts in this column are based on our implicit enterprise value as of December 31, 2014. On December 31, 2014, we had 19,084,958 shares of Class A common stock and 5,400,000 shares of Class B common stock outstanding and the closing bid price of our Class A common stock outstanding was $7.13. For the purpose of calculating the enterprise value, we assumed that all 5,400,000 shares of Class B common stock were converted on a one-for-one basis into Class A common stock, resulting in a total of

24,484,958 shares of Class A common stock, and that the per share price for our Class A common stock remained $7.13 thereafter. As of December 31, 2014, we had no debt and approximately $15,772,000 in cash. As a result, our implicit enterprise value was approximately $158,805,000 as of December 31, 2014, resulting in a transaction bonus pool of approximately $3,176,000. The change-in-control policy described above does not specify the bonus amount payable to each executive officer and, therefore, the amounts in this column assume that each named executive officer received the maximum bonus permitted under the policy (150% of an executive officer’s annual base salary).

Transaction bonuses would be paid in a lump sum in connection with the closing of an applicable transaction.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, our goal is to meet our objectives while maintaining relative cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the level then deemed affordable under existing circumstances. With respect to stock option awards, we recognize a charge to earnings for accounting purposes equally from the grant date until the end of the vesting period.

We believe we have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We do not believe we have individuals with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit.

Compensation Committee Report

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2014. Based on the review and discussions, our compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and this proxy statement. This report is submitted by our compensation committee.

Compensation Committee

    Kristin Frank, Chairperson

    James Argyropoulous

    Wendy Schoppert

    Paul Sutherland

AUDIT COMMITTEE REPORT

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for the preparation of our consolidated financial statements, and for the public reporting process. Our audit committee, on behalf of our board of directors, oversees management’s conduct of internal control processes and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report information required for public disclosure. In connection with the 2014 audit, our audit committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2014 and the notes thereto;

•	discussed with EKS&H LLLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board;

•	received the written disclosures and the letter from EKS&H LLLP required by applicable requirements of the Public Company Accounting Oversight Board regarding EKS&H LLLP’s communications with the audit committee concerning independence, and has discussed with EKS&H LLLP its independence.

•	recommended to our board of directors that our audited financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K for 2014 for filing with the Securities and Exchange Commission in reliance upon (1) our audit committee’s reviews and discussions with management and EKS&H LLLP, and (2) the receipt of an opinion from EKS&H LLLP, dated March 13, 2015, stating that our financial statements present fairly, in all material respects, the financial position of our company and its subsidiaries as of December 31, 2014 and 2013, and the results of our operations and our cash flows for each of the years in the three year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

Audit Committee

Wendy Schoppert, Chairperson

Paul Sutherland

Michael Zimmerman

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that this information be treated as “soliciting material” or specifically incorporate this information by reference into a document filed under the Securities Act or the Exchange Act.

DISCLOSURE OF INDEPENDENT ACCOUNTANT FEES

The following table presents fees for professional services rendered by EKS&H LLLP for the years ended December 31, 2014 and 2013:

Audit and Non-Audit Fees (in $000’s)	2014	2013
Audit fees (1)	$245	$300
Audit related fees (2)	$5	$14
Tax fees (3)	$50	$19

Total	$300	$333

(1)	Audit fees are fees that we paid for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for the audit of our internal control over financial reporting; for services that are normally provided by the auditor in connection with business combination, statutory or regulatory filings or engagements, including the potential spin-off of Gaiam TV and our acquisition of Vivendi Entertainment; and all costs and expenses in connection with the above.
(2)	Audit related fees consisted of accounting consultations.
(3)	Tax fees represent fees charged for services for tax advice, tax compliance, and tax planning.

In accordance with the policies of our audit committee and legal requirements, all services to be provided by our independent registered public accounting firm are pre-approved by our audit committee. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to a year, and such services relate to a particular defined task or scope of work and are subject to a specific budget. In other cases, the chairman of our audit committee has the delegated authority from our audit committee to pre-approve additional services, and such action is then communicated to the full audit committee at the next audit committee meeting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. If we need such services, we obtain them from other service providers.

EKS&H LLLP is currently engaged to provide auditing services through the second quarter of 2016. Representatives of EKS&H LLLP are expected to be present at our 2015 annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so, and respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any related party transaction is reviewed by disinterested members of management and, if material, by disinterested members of our board or a committee thereof to ensure that the transaction reflects terms that are at least as favorable for us as we would expect in a similar transaction negotiated at arm’s length by unrelated parties.

Jacquelyn Abraham, the daughter of Gaiam’s Director and Chief Executive Officer, Lynn Powers, served as Gaiam’s Vice President of Human Resources, and left the company in December 2014. During 2014, she earned an annual salary of $175,069 and received a bonus of $40,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our Class A Common Stock and other equity securities of our company. Our directors, officers and 10% holders are required by Securities and Exchange Commission regulations to furnish us with copies of all of the Section 16(a) reports they file.

Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, the following persons failed to file on a timely basis the following reports required by Section 16(a): Jirka Rysavy filed one late Form 5 related to a gift of Class A common stock in 2013; Lynn Powers filed one late report related to the modification of one stock option award; Stephen J. Thomas filed one late report related to the acquisition of one stock option award; John R. Jackson filed two late reports related to the acquisition of one stock option award, and the exercise of one stock option award and an immediate sale of the exercised Class A common stock; and Paul Sutherland filed one late report related to a gift of Class A common stock to a trust.

SHAREHOLDER PROPOSALS

We have scheduled our 2016 annual meeting of shareholders for May 17, 2016. Please note that the date of our 2016 annual meeting of shareholders has changed by more than 30 days from the first anniversary of our 2015 annual meeting of shareholders.

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the Securities and Exchange Commission and our Bylaws. For shareholder proposals to be considered for inclusion in our proxy statement and proxy card relating to our 2016 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, they must be received by us not later than 5:00 p.m. on February 9, 2016. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.

In addition, under the terms of our Bylaws, shareholders who desire to present a proposal for action or to nominate directors (other than proposals to be included in our proxy statement and proxy card pursuant to Rule 14a-8 promulgated under the Exchange Act) at our 2016 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than March 3, 2016 and no later than 5:00 p.m. on March 28, 2016. Shareholder notices must contain the information required by our Bylaws.

All proposals or other notices should be addressed to us at 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, Gaiam, Inc.

If we do not have notice of a matter to come before our 2016 annual meeting of shareholders before the deadlines described above, your proxy card for such annual meeting will confer discretionary authority to vote on such matter.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Statements and wish to receive a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please contact Broadridge Financial Solutions, Inc. in writing by mailing to Broadridge Financial Solutions, Inc., Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling (800) 542-1061. You can also contact us by calling (303) 222-3600.

We will provide without charge to any beneficial owner of our Class A Common Stock as of the record date a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, upon written or oral request at the following address and telephone number: Gaiam, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate

Secretary, (303) 222-3600. We will also provide a list briefly describing any exhibits not contained in our Annual Report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to the Gaiam Board of Directors, c/o Corporate Secretary, Gaiam, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.

OTHER MATTERS

Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the annual meeting, other than business pertaining to matters set forth in the notice of annual meeting and this proxy statement. However, if other matters requiring the vote of the shareholders properly be brought before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. GAIAM, INC. 833 W. SOUTH BOULDER ROAD LOUISVILLE, CO 80027 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY M97131-P69411 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All Except For All GAIAM, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Jirka Rysavy 05) Chris Jaeb 02) Lynn Powers 06) Wendy Schoppert 03) James Argyropoulos 07) Paul Sutherland 04) Kristin Frank 08) Michael Zimmerman NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director, and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M97132-P69411 GAIAM, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 3, 2015 The Annual Meeting of the Shareholders of Gaiam, Inc. (the “Company”) will be held on Thursday, December 3, 2015 at 9:30 a.m. local time, at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027. The undersigned, having received the notice regarding the availability of proxy material for said meeting, hereby constitutes and appoints Jirka Rysavy and Lynn Powers, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on December 3, 2015, or at any adjournment or postponement thereof on all matters coming before said meeting, and all shares of Class A common stock of Gaiam, Inc. which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card. YOUR VOTE IS IMPORTANT To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope. (Continued and to be dated and signed on the reverse side.)